EXHIBIT 10.05

CALIM

Private
EQUITY LLC

September 22, 2005

Mr. Tom Hendricks
Calais Resources
P.O. Box 653 Caribou
Nederland CO 80466-0653

Dear Tom:

I am pleased to present the following terms relative to Calais Resources Inc:

1.
Calim will complete a $200,000 private placement into units of Calais at a price of $.20 per unit.  Each unit will consist of one common share and one two year share purchase warrant at a strike price of $.25. Funding from this private placement will be advanced to Calais on the agreed upon budget as delineated below.  No more than $100K will be advanced prior to the execution of the Broadway option (see below). Assuming the Broadway option is executed on the agreed upon terms, an additional $100Kwill be advanced. These advances shall be at the sole discretion of Calim subject to successful ongoing due diligence.

2.
Calais will agree to and assist Calim in obtaining an exclusive option to acquire the Broadway Mortgage for a purchase price of S4.5M plus agreed upon interest penalty and late fees (not to exceed $5.0M) payable no later than November 20, 2006.  The____  mortgage owned by Calim shall bear 12% interest, with interest and principal payable 12 month from closing.

3.
Should Calais and Calim not be successful in obtaining the exclusive option from the Broadway Group, Calim, at is sole discretion, shall not have any obligation to continue the funding of the private placement described in paragraph 1.

4.
Calim shall be issued a structuring fee of 1,000,000 shares in regards to this transaction, 250,000 shares upon the signing of this agreement and the first advance of S100K, 250.000.upon the advance of the second $100K, and 500,000 shares at closing of the Broadway Group mortgage purchase.

5.
Calim shall have right to covert the Broadway Mortgage at anytime into five year convertible bonds of Calais at a face amount of $1,000 per bond. These Bonds will be secured by a first position against the property. The bonds will bear interest at a rate of 12% and be convertible into units of Calais at a conversion price $.20. Each unit shall consist of one common share and one two-year share purchase warrant at a strike price of $.30.

6.
Should Calim elect not to convert the Broadway Mortgage into bonds, it shall give 60 days notice prior to the due date of the mortgage, with principal and any accrued interest being due at the end of the 12 month term.

320 WEST MAIN STREET / ASPEN CO 81611 / TEL 970.920.6944 / FAX 970.544 .9155 | WWW.CAI.IMPE COM

CALIM

Private
EQUITY LLC

7.
Calim shall have a 120 day option to provide an additional $1.5M to Calais to be used on an approved budget. These funds will be provided on the same terms and conditions as the original private placement.  Up to $500,000 of these proceeds will be utilized to fully pay 1031 obligations to Aardvark Agencies, subject to clear title on the property.  Calim agrees to advance up t $ 100K per month on an agreed upon budget commencing Nov. 1, 2005 on a convertible loan basis. This loan shall bear interest at a rate of 1% per month and be convertible into the $1.5M private placement. Should Calim elect not to exercise its option this loan and accrued interest will be payable 30 days from demand.

8.	Calim shall further be issued a five year broker warrant fee to acquire an additional 2,000,000 shares of Calais at a purchase price of $.25 per share.

This Agreement shall be subject to mutual Board approval of each entity.

Agreed,

/s/ Patrick W.M. Imeson

Patrick W.M. Imeson
Managing Director
Calim Private Equity LLC

Agreed,

Thomas S. Hendricks
President & CEO
Calis Resources Inc.

320 WEST MAIN STREET / ASPEN CO 81611 / TEL 970.920.6944 / FAX 970.544 .9155 | WWW.CAI.IMPE COM